UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2011

Torvec Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1999 Mt. Read Blvd, Bldg 3, Rochester, New York		14615
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 28, 2011, the company’s board of directors appointed Wesley K. Clark as a member of the board of directors. In connection with this appointment, the company issued the following press release:

ROCHESTER, NY--(Marketwire - January 27, 2011) - Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCBB: TOVC), announced today that General Wesley K. Clark – (U.S. Army Retired) was elected to the Company's board of directors, effective January 28, 2011.

In making the announcement, Mr. Kaplan stated:

"We are very proud and honored that Gen. Clark will be a member of our board. His incredible talents, experience and wisdom will be a tremendous asset to Torvec. I look forward to his advice and counsel."

Gen Clark stated: "I am very excited about Torvec’s technologies. With their breakthrough products such as the IsoTorque® differential and Rota-Torque™ hydraulic pump, they are in the sweet spot of large growing markets with special emphasis on green innovations. I look forward to helping the company grow, and at the same time doing some good things for the world."

During 34 years of service in the United States Army, Clark rose to the rank of four-star general as NATO’s Supreme Allied Commander, Europe. After his retirement in 2000, he became an investment banker, author, commentator and businessman. In September 2003 he entered politics as a Democratic candidate for president of the United States. His campaign won the state of Oklahoma before he returned to the private sector in February 2004.

In his final military command, Clark commanded Operation Allied Force, NATO’s first major combat action, which saved 1.5 million Albanians from ethnic cleansing in Kosovo. He was also responsible for the peacekeeping operation in Bosnia.

Clark’s awards and honors include the Presidential Medal of Freedom, the State Department Distinguished Service Award, the U.S. Department of Defense Distinguished Service Medal (five awards), the U.S. Army Distinguished Service Medal(two awards), the Silver Star, the Bronze Star, the Purple Heart, and Honorary Knighthoods from the British and Dutch governments.

He is the author of two books and is seen as a guest commentator on many national news programs.

Clark graduated from the U.S. Military Academy in 1966 as valedictorian of his class, and completed two degrees at Oxford University as a Rhodes Scholar. He is also a graduate of the Ranger and Airborne schools.

Today, Clark is an investment banker and is active in the finance, technology and energy fields. He currently serves in leadership roles with a number of for profit and non-profit organizations, including Chairman of New York investment bank Rodman and Renshaw, Chairman of Wesley K. Clark and Associates, a strategic consulting firm, Trustee of the International Crisis Group, and Chairman of City Year Little Rock, as well as a member of other private and public boards.

This news release contains forward looking statements regarding Torvec's future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec's SEC reports, including its most recent Annual Report on Form 10-K.

The company’s board voted to grant Gen. Clark a stock option for 250,000 common shares effective January 28, 2011 exercisable at $.90 per share. The option is conditioned upon Gen. Clark serving as a director and vests in four tranches of 62,500 shares on each of the four anniversary dates of January 28, 2011. The optionee must exercise each 62,500 tranche within two and one-half months following the calendar year in which the tranche vests or lose the tranche. The company's board also voted to grant Gen. Clark a stock option for 25,000 common shares effective January 28, 2011 exercisable at $.90 per share. This 25,000 share option vests immediately and is exercisable for 10 years.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torvec Inc.

January 27, 2010	By:	Richard Kaplan

Name: Richard Kaplan
Title: CEO